Exhibit 21

SOGUA (BVI) LIMITED

SUBSIDIARIES OF THE REGISTRANT

Company	Jurisdiction

Sogua Entertainment Limited	Hong Kong

Shenzhen NetMusic Technology Limited	Hong Kong
(Subsidiary of Sogua Entertainment Limited)